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                                                                      EXHIBIT 12



                VULCAN MATERIALS COMPANY AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         For the years ended December 31
                              Amounts in Thousands


                                                     1997             1996           1995             1994            1993
                                                   ---------       ---------       ---------       ---------       ---------

Fixed charges:
   Interest expenses before capitalization
    credits ................................       $   8,074       $   9,263       $  11,396       $  10,699       $  10,187
   Amortization of financing costs .........             104             164             109             114             115
   One-third of rental expense .............           9,735           9,663           9,532          10,393           7,375
                                                   ---------       ---------       ---------       ---------       ---------
        Total fixed charges ................       $  17,913       $  19,090       $  21,037       $  21,206       $  17,677
                                                   =========       =========       =========       =========       =========

Net earnings ...............................         209,145         188,595         166,240          97,976          88,229
Provisions for income taxes ................          91,356          96,985          92,181          47,930          36,993
Fixed charges ..............................          17,913          19,090          21,037          21,206          17,677
Capitalized interest credits ...............          (1,160)           (627)           (297)           (878)         (1,016)
Amortization of capitalized interest .......             708             674           1,031             997             882
                                                   ---------       ---------       ---------       ---------       ---------
   Earnings before income taxes as
     adjusted ..............................       $ 317,962       $ 304,717       $ 280,192       $ 167,231       $ 142,765
                                                   =========       =========       =========       =========       =========

Ratio of earnings to fixed charges .........            17.8            16.0            13.3             7.9             8.1



                                                                  For the Nine months ended
                                                                       September 30,
                                                                     1998          1997
                                                                  ---------      ---------
Fixed charges:
     Interest expense before capitalization credits ..            $   5,418      $   5,975
     Amortization of financing costs .................                   70            104
     One-third of rental expense .....................               10,055          8,498
                                                                  ---------      ---------
         Total fixed charges .........................            $  15,543      $  14,577
                                                                  =========      =========


Net earnings .........................................              196,466        157,996
Provisions for income taxes ..........................               91,185         69,664
Fixed charges ........................................               15,543         19,090
Capitalized interest credits .........................                 (290)          (723)
Amortization of capitalized interest .................                  544            528
                                                                  ---------      ---------
      Earnings before income taxes as adjusted .......            $ 303,448      $ 246,555
                                                                  =========      =========


Ration of earnings to fixed charges ..................                 19.5           16.9